Exhibit 99.1

Contact:	Laura Feragen StarToplin 215-793-0310 lferagen@startoplin.com

CAPSALUS CORP. ANNOUNCES LEADERSHIP CHANGES

Company Well-positioned for Next Stage of its Operating Cycle

ATLANTA – May 27, 2011 –Tad Ballantyne, chairman of Capsalus Corp. (OTCBB:WELL), a public company operating in the health, wellness and goodness arena, has accepted the resignation of Kevin P. Quirk as CEO.  Steve Grubner, president, assumes the position of acting CEO.

“While I regretfully accept Kevin’s resignation, I am confident that the depth of our leadership team’s knowledge and expertise will be an asset as we continue to build our business and drive Capsalus’ performance,” said Ballantyne.

As interim CEO, Grubner will be responsible for the management of Capsalus and existing interests in partner companies and subsidiaries, including Wish Upon A Hero, Guava Healthcare and White Hat Brands, as well as the ongoing evaluation of corporate development opportunities. With more than 25 years of leadership experience, Grubner has served as board member, president, chief financial officer and chief accounting officer across a diverse range of businesses. He has also handled fundraising and SEC compliance duties in public and private equity markets. Grubner holds a Bachelor of Arts in economics from the University of Michigan and a law degree from the John Marshall Law School.

Supporting Grubner will be Chris Olivier, who moves up to chief marketing officer from vice president of marketing. Olivier, who joined Capsalus last year when the company acquired White Hat Brands, will head strategic planning and corporate marketing efforts, and provide marketing and business development counsel to Capsalus’ partners and subsidiaries.  He has more than15 years experience managing the development, launch and growth of branded and licensed consumer products and services across the retail distribution spectrum.  In addition, Olivier has spent a number of years in marketing and business development capacities in media and technology with such multinational corporations as Mediacom, Macromedia (Adobe) and Anderson Consulting (Accenture).

 For more information about Capsalus and investment opportunities, contact 888-400-7179, or visit www.capsalus.com.

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Capsalus Corp. (www.capsalus.com) is a public company that partners with and acquires visionary enterprises producing progressive, broad-based solutions in the health and wellness space for better physical, nutritional and emotional health worldwide. Capsalus, which derives its name from “Salus,” the Roman goddess of health and prosperity, provides companies in varying stages of development with the operating infrastructure, strategic pathways and financial support to get them to the mass market quickly and efficiently. Its current portfolio includes companies across the consumer products, media and technology, biotechnology and healthcare industry spectrum, including Wish Upon a Hero, an online community pioneering a new model of philanthropy by connecting people in need with people who can help; Guava Healthcare, specializing  in providing customized in-home, non-medical and medical staffing and services to clients across the age spectrum; White Hat Brands, an emerging player in the branded functional food and beverage market; and PanTheryx, creating and selling biologics, pharmaceuticals and medical products to the expanding healthcare professional market in India. Capsalus™ is a trademark of Capsalus Corp.